Exhibit No. 99.1 (a)
ADVANTA                                 Advanta
                                             Mortgage
                                             P.Box 509011
                                             San Diego, CA 92150-9011
                                             16875 West Bernardo Drive
                                             San Diego, CA 92127
                                             619-674-1800




  Report of Management on Compliance with Minimum Servicing Standards



As of and for the year ended December 31, 1997, Advanta Mortgage Corp. USA has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage
Bankers.   As of and for the same period, Advanta Mortgage
Corp. USA had in effect fidelity bond coverage in the amount of $15 million and mortgage contingent liability protection coverage in the amount of $2 million.


/s/ William P. Garland            /s/ James L. Sheero
William P. Garland                    James L. Shreero
Senior Vice President                 Senior Vice President
Loan Servicing Officer                Finance and Accounting